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                                                                    EXHIBIT 21.1

                           METACREATIONS CORPORATION

                       LIST OF REGISTRANT'S SUBSIDIARIES

MetaCreations Holding (Ireland), Ltd.
MetaCreations International, Ltd.
MetaCreations Holding Corporation
MetaCreations Europe GmbH
MetaCreations Europe SARL
MetaCreations (Barbados) Corporation
Metastream Corporation

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